EXHIBIT 11.1

CPI Corp.
Computation of Per Common Share Income (Loss) - Diluted
(Unaudited)

in thousands, except share and per share data	12 Weeks Ended		24 Weeks Ended
	July 24, 2010	July 25, 2009	July 24, 2010	July 25, 2009
Diluted:
Net income (loss) applicable to common shares	$(1,817)	$(3,429)	$4,723	$(1,099)

Shares:
Weighted average number of common shares outstanding	9,452,312	9,180,835	9,377,597	9,390,707
Dilutive effect of exercise of certain stock options	- *	- **	907	- ***
Less: Treasury stock - weighted average	(2,133,566)	(2,175,591)	(2,129,186)	(2,413,686)

Weighted average number of common and common
equivalent shares outstanding	7,318,746	7,005,244	7,249,318	6,977,021

Net income (loss) per common and common equivalent shares	$(0.25)	$(0.49)	$0.65	$(0.16)

*	The effect of stock options in the amount of 103,016 shares was not considered as the effect is antidilutive.

**	The effect of stock options in the amount of 35,895 shares was not considered as the effect is antidilutive.

***	The effect of stock options in the amount of 17,948 shares was not considered as the effect is antidilutive.